EXHIBIT 10.33


Summary of Guaranty Contract of Maximum Amount Guarantee signed by and between Li Xiangqian and Development Bank dated as of April 28, 2005 ("Guaranty Contract 4").

     o    Contract number: Shenfa Longgang Ebao Zi NO.20050407001.

     o As guarantor, Mr. Li undertakes to assume joint and several responsibilities for the indebtedness of the Company under Comprehensive Agreement 1 which include the loan principal, interest, penalty interest, expenses for the Lender to realize its creditor's rights and maximum amount for loan principal secured is RMB 150 million.

     o Guaranty period under Guaranty Contract 4 starts from the signing date of Guaranty Contract 4 and ends in two years time from expiry of each credit facility used under Comprehensive Agreement 1.

     o    Guaranty Contract 4 is irrevocable and independently effective.